EXHIBIT 99.3

CNET NETWORKS SPECIAL COMMITTEE REPORTS FINDINGS

AND RECOMMENDATIONS OF STOCK OPTIONS INVESTIGATION

SAN FRANCISCO – October 11, 2006 — CNET Networks, Inc. (Nasdaq:CNET) (www.cnetnetworks.com) today announced that a special committee of its board of directors (the “Special Committee”) has reported its findings on the Company’s options granting practices and procedures to the Board of Directors.

As previously announced, on May 22, 2006 the Special Committee was established by CNET Networks’ Board of Directors to conduct an independent investigation relating to past option grants, the timing of such grants and related accounting matters. The Special Committee consists of two independent members of CNET Networks’ audit committee of the Board of Directors — Peter Currie and Betsey Nelson, chair of the audit committee. The Special Committee was assisted in the investigation by outside legal counsel Davis Polk & Wardwell and accountants from Navigant LLC. The Special Committee reviewed and analyzed more than 700,000 documents and emails, and conducted over thirty interviews of current and former officers, directors, employees and advisors to CNET Networks over the last four months. As previously announced, the Special Committee and the Company continue to cooperate with the Securities and Exchange Commission, the NASD and the United States Attorney’s Office for the Northern District of California.

“The completion of the Special Committee report represents an important step forward for CNET Networks,” said Neil Ashe, the Company’s newly elected chief executive officer. “We are committed to ensuring that the highest standards of business conduct, financial reporting and internal controls are maintained, and we are focused on quickly implementing the recommendations of the Special Committee. Under the leadership of our CFO, George Mazzotta, we look to complete the restatement of historical financial statements related to past stock option grants as soon as practicable.”

Key findings of the Special Committee’s report include:

•	There were deficiencies with the process by which options were granted at CNET, including in some instances the backdating of option grants, during the period from the Company’s IPO in 1996 through at least 2003.

•	These deficiencies resulted in accounting errors, which the Company has previously announced will result in a restatement.

•	A number of executives of the Company, including the former CFO and the recently resigned CEO, General Counsel and SVP of Human Resources, bear varying degrees of responsibility for these deficiencies.

•	The report does not conclude that any current employees of the Company or any recently resigned employees engaged in intentional wrongdoing.

•	Since 2003, the Company has taken steps to remedy these deficiencies through personnel changes and improved internal controls. The Special Committee recommended a number of additional remedial measures.

•	The recently resigned executives and the directors who received improperly priced options have agreed voluntarily to have these options repriced to fair market value on the appropriate measurement date.

The Special Committee reported that it believes that the Compensation Committee relied upon management to establish and maintain appropriate procedures with respect to stock option grants. The report stated that it would have been better practice if the Compensation Committee had encouraged management to adopt more rigorous procedures and controls during the 1996-2003 period.

In a separate press release also issued today, the Company also announced that Shelby Bonnie, CNET’s co-founder and the company’s chairman of the board and chief executive officer from 2000 to the present, has resigned as chairman and CEO. He will remain a director. The Company’s general counsel and head of Human Resources have also resigned.

With regard to Mr. Bonnie, Mr. Jarl Mohn, chairman of the Board of Directors, commented, “We extend our appreciation to Shelby for his founding role and many years of service, and for his willingness to work with the Board and the Company in assisting with this transition. Shelby’s lasting legacy will be the innumerable positive actions he undertook to make CNET Networks the successful industry leader it is today.”

“I apologize for the option-related problems that happened under my leadership,” said Shelby Bonnie. “I believe that the company has come a long way since 2003 in addressing these deficiencies, but am deeply disappointed it happened nonetheless.”

The Company and its independent auditors are reviewing the findings of the Special Committee investigation. Management continues to expect that CNET Networks will need to restate its historical financial statements to record non-cash charges for compensation expense relating to past stock option grants. The Company and its independent auditors are reviewing recent accounting guidance published by the SEC, and have not yet determined the amount of such charges, the resulting tax and accounting impact, or which periods may require restatement.

(The Company issued a separate release today announcing Neil Ashe’s appointment as CEO. In addition, the Company also issued a press release today announcing that it has modified and extended its solicitation of consents from holders of its 0.75% Senior Convertible Notes due 2024 and updated its third quarter and full year guidance.)

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About CNET Networks, Inc.

CNET Networks, Inc. (Nasdaq: CNET, www.cnetnetworks.com) is an interactive media company that builds brands for people and the things they are passionate about, such as gaming, music, entertainment, technology, business, food, and parenting. The Company’s leading brands include CNET, GameSpot, TV.com, MP3.com, Webshots, CHOW, ZDNet and TechRepublic. Founded in 1993, CNET Networks has a strong presence in the US, Asia and Europe.

Contact

Sarah Cain (Media)

415-344-2218

Sarah.cain@cnet.com

Cammeron McLaughlin (Investor Relations)

415.344.2844

cammeron.mclaughlin@cnet.com